EXHIBIT 99.1

Edesa Biotech Reports Fiscal 2nd Quarter 2025 Results

TORONTO, May 14, 2025 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today reported financial results for the three and six months ended March 31, 2025 and provided an update on its business.

During the quarter, the company completed a $15 million equity financing from healthcare-focused institutional investors, existing Edesa shareholders and insiders to support the development of the company’s vitiligo drug candidate EB06, anti-CXCL10 monoclonal antibody. The company has subsequently initiated outreach to potential investigators and manufacturing-related activities to support U.S. regulatory approval for a Phase 2 study in moderate-to-severe nonsegmental vitiligo patients.

“The initial steps in the manufacturing of our biological drug are ongoing and we are excited about the potential of a novel immunotherapy like EB06. Vitiligo significantly impacts the lives of millions worldwide, yet there are no approved drugs that address the systemic nature of the disease. We believe we can ultimately change the treatment paradigm in much the same manner that immunotherapies have transformed other systemic autoimmune diseases like psoriasis,” said Par Nijhawan, MD, Chief Executive Officer of Edesa Biotech.

Edesa's Chief Financial Officer Peter Weiler reported that financial results for the quarter reflected a pivot in operational activity to the company’s vitiligo development program, from its respiratory program. Increased expenditures for the EB06 program were offset by decreased expenses for the EB05 drug candidate as the company benefits from a fully funded government study investigating Edesa’s respiratory drug as a treatment for Acute Respiratory Distress Syndrome (ARDS).

“We are deploying additional resources to manufacturing and preparatory regulatory activities to speed the launch of our upcoming vitiligo study, and we anticipate that related research expenditures will generally track activity in this program,” Mr. Weiler said.

Based on the current availability of manufacturing slots at third party service providers, Edesa reported that the company anticipates drug manufacturing data to be submitted to the U.S. Food and Drug Administration (FDA) for its investigational new drug (IND) application in the second half of calendar 2025. Edesa anticipates topline results could be available within as few as 12 to 18 months following regulatory clearance by the FDA. The planned Phase 2 study is already approved in Canada.

Financial Results for the Three Months Ended March 31, 2025

Total operating expenses decreased by $0.6 million to $1.6 million for the three months ended March 31, 2025 compared to $2.2 million for the three months ended March 31, 2024:

  Research and development expenses decreased by $0.7 million to $0.5 million for the three months ended March 31, 2025 compared to $1.2 million for the same period last year primarily due to decreased external research expenses related to manufacturing the company’s investigational drug, paridiprubart, which were partially offset by an increase in EB06-related expenses for the planned Phase 2 vitiligo study.

  General and administrative expenses increased by $0.2 million to $1.2 million for the three months ended March 31, 2025 compared to $1.0 million for the same period last year primarily due to an increase in salaries and related costs, which were partially offset by a decrease in noncash share-based compensation and professional service fees.

Total other income decreased by $311,000 to $49,000 for the three months ended March 31, 2025 compared to $360,000 for the same period last year. This decrease was primarily due to a decrease in reimbursement funding from the Canadian government's Strategic Innovation Fund as well as a decrease in interest income.

For the quarter ended March 31, 2025, Edesa reported a net loss of $1.6 million, or $0.30 per common share, compared to a net loss of $1.9 million, or $0.58 per common share, for the quarter ended March 31, 2024.

Financial Results for the Six Months Ended March 31, 2025

Total operating expenses decreased by $0.6 million to $3.5 million for the six months ended March 31, 2025 compared to $4.1 million for the six months ended March 31, 2024:

  Research and development expenses decreased by $0.4 million to $1.5 million for the six months ended March 31, 2025 compared to $1.9 million for the same period last year primarily due to decreased external research expenses related to manufacturing the company’s investigational drug, paridiprubart, which were partially offset by an increase in EB06-related expenses for the planned Phase 2 vitiligo study.

  General and administrative expenses decreased by $0.2 million to $2.0 million for the six months ended March 31, 2025 compared to $2.2 million for the same period last year primarily due to a decrease in noncash share-based compensation and professional service fees, which were partially offset by an increase in salaries and related costs.

Total other income decreased by $208,000 to $331,000 for the six months ended March 31, 2025 compared to $539,000 for the same period last year, primarily due to a decrease in interest income as well as a decrease in reimbursement funding from the Canadian government's Strategic Innovation Fund.

For the six months ended March 31, 2025, Edesa reported a net loss of $3.2 million, or $0.74 per common share, compared to a net loss of $3.5 million, or $1.12 per common share, for the six months ended March 31, 2024.

Working Capital

At March 31, 2025, Edesa had cash and cash equivalents of $13.9 million and working capital of $13.5 million.

Calendar

Edesa plans to participate in the BIO International Convention being held June 16-19, 2025 in Boston, Mass. Attendees interested in meeting with company representatives can request meetings through the conference organizers or by contacting Edesa directly at investors@edesabiotech.com.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as a therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The company’s most advanced Respiratory drug candidate is EB05 (paridiprubart), which is being evaluated in a U.S. government-funded platform study as a treatment for Acute Respiratory Distress Syndrome, a life-threatening form of respiratory failure. The EB05 program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset. In addition to EB05, Edesa is preparing an investigational new drug application (IND) in the United States for EB07 (paridiprubart) to conduct a future Phase 2 study in patients with pulmonary fibrosis. Sign up for news alerts. Connect with us on X and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the company’s plans to seek and receive U.S. regulatory approval for a Phase 2 study of EB06 in moderate-to-severe nonsegmental vitiligo patients; the company’s belief in the transformational potential of a novel immunotherapy like EB06; the company’s belief that it can ultimately change the treatment paradigm for vitiligo in much the same manner that immunotherapies have transformed other systemic autoimmune diseases like psoriasis; the company’s ongoing plans to deploy additional resources to manufacturing, regulatory other preparations to speed the launch of its upcoming vitiligo study; the company’s anticipation that related research expenditures will generally track activity in this program; the company’s plans to submit drug manufacturing data to the FDA IND application in the second half of calendar 2025; Edesa’s anticipation that topline results could be available within as few as 12 to 18 months following regulatory clearance by the FDA; and; and the company's timing and plans regarding its clinical studies in general. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:
Gary Koppenjan
Edesa Biotech, Inc.
investors@edesabiotech.com

Condensed Interim Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024

Expenses:
Research and development	484,306	1,176,337	$1,504,124	$1,880,795
General and administrative	1,154,580	1,044,137	2,033,451	2,197,108

Loss from operations	(1,638,886)	(2,220,474)	(3,537,575)	(4,077,903)

Other Income (Loss):
Reimbursement grant income	52,268	304,002	353,463	424,836
Other income (loss)	(3,030)	55,941	(22,789)	114,085

Income tax expense	800	800	800	800

Net loss	(1,590,448)	(1,861,331)	(3,207,701)	(3,539,782)

Exchange differences on translation	(63,731)	(11,183)	(45,075)	(11,755)

Net comprehensive loss	$(1,654,179)	$(1,872,514)	$(3,252,776)	$(3,551,537)

Weighted average number of common shares	5,305,763	3,192,688	4,314,676	3,160,179

Loss per common share - basic and diluted	$(0.30)	$(0.58)	$(0.74)	$(1.12)

Condensed Interim Consolidated Balance Sheets
(Unaudited)

	March 31, 2025	September 30, 2024

Assets:
Cash and cash equivalents	$13,896,650	$1,037,320
Other current assets	490,639	638,302
Non-current assets	2,067,010	2,138,360

Total Assets	$16,454,299	$3,813,982

Liabilities and shareholders' equity:
Current liabilities	$914,701	$1,832,827
Non-current liabilities	-	-
Shareholders' equity	15,539,598	1,981,155

Total liabilities and shareholders' equity	$16,454,299	$3,813,982

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	March 31, 2025	March 31, 2024

Cash flows from operating activities:
Net loss	$(3,207,701)	$(3,539,782)
Adjustments for non-cash items	215,454	409,715
Change in working capital items	(908,254)	63,380

Net cash used in operating activities	(3,900,501)	(3,066,687)

Net cash provided by financing activities	16,844,415	517,441

Effect of exchange rate changes on cash and cash equivalents	(84,584)	(12,520)

Net change in cash and cash equivalents	12,859,330	(2,561,766)
Cash and cash equivalents, beginning of period	1,037,320	5,361,397

Cash and cash equivalents, end of period	$13,896,650	$2,799,631